Exhibit 99.1

Contact: Allison Bober Investor Relations Lennar Corporation (305) 485-2038

Lennar Corporation Declares Dividend of Class B Common Stock

MIAMI, October 30, 2017 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, announced that its Board of Directors has declared a stock dividend of one share of Class B common stock for each 50 shares of Class A common stock or Class B common stock of the Company outstanding, payable on November 27, 2017 to holders of record at the close of business on November 10, 2017.

About Lennar

Lennar Corporation, founded in 1954, is one of the nation’s largest builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto segment is a vertically integrated asset management platform focused on investing throughout the commercial real estate capital structure. Lennar’s Multifamily segment is a nationwide developer of high-quality multifamily rental properties. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.